Exhibit 99.1
FOR IMMEDIATE RELEASE
FEBRUARY 24, 2010
CHESAPEAKE UTILITIES CORPORATION
ANNOUNCES EXECUTIVE AND BOARD APPOINTMENTS
JOHN R. SCHIMKAITIS NAMED VICE CHAIRMAN;
MICHAEL P. MCMASTERS NAMED PRESIDENT
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced the Board’s appointment of John R. Schimkaitis as Vice Chairman of the Board of Directors effective March 1, 2010. In addition, Mr. Schimkaitis will continue in his current role as Chief Executive Officer. Chesapeake also announced the promotion of Michael P. McMasters to President as well as his appointment to the Board of Directors effective March 1, 2010. In addition, Mr. McMasters will continue in his current role as Chief Operating Officer.
Ralph J. Adkins, Chairman of the Board, stated “These changes are a part of the Board’s ongoing succession planning process that has been in place for several years. John’s leadership as CEO of the Company over the last eleven years has driven the Company’s success and growth. Under his leadership, the market capitalization of the Company has grown from $95 million in 1999 to $301 million at the end of 2009. The recent merger with Florida Public Utilities Company is just one of John’s many significant contributions over his twenty-five years of service with the Company. His new role as Vice Chairman reflects his current leadership role on the Board. In his role as Chief Executive Officer, John will continue to oversee the integration of Florida Public Utilities Company into Chesapeake and work closely with Mike in his new role as President to further position us for growth in the future.”
In announcing Mike McMaster’s promotion to President and appointment to the Board of Directors, Mr. Schimkaitis stated “As Ralph noted, this is just one more step in our succession planning process. Mike and I have worked together for over twenty-five years. Over those years, Mike has developed innovative solutions that have significantly contributed to Chesapeake’s growth. Mike was responsible for developing the strategy that led to regulatory recovery of an acquisition adjustment in Florida over twenty years ago. Mike also led the restructuring of Eastern Shore Natural Gas Company from a merchant pipeline to an open access pipeline which has provided the foundation for our natural gas growth on Delmarva over the last ten years. More recently, as Chief Financial Officer, Mike oversaw the successful implementation of disclosure controls and procedures in compliance with the Sarbanes-Oxley Act and the regulations thereunder. Mike’s financial and industry experience coupled with excellent leadership skills and talent for strategic thinking will help us continue the strong growth that we have experienced over the last several years.”
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Mr. Schimkaitis was appointed to serve as Chief Executive Officer in January 1999. He served as President of the Company since 1997 and as a director of the Company since 1996. Mr. Schimkaitis previously served as President and Chief Operating Officer of the Company, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company. Mr. Schimkaitis has thirty-seven years of experience in the utilities industry.
Mr. McMasters was appointed as Executive Vice President and Chief Operating Officer in September of 2008. Previously, he served as Chief Financial Officer of the Company since 1997 and as Senior Vice President since 2004. Mr. McMasters is responsible for the oversight of each of the Company’s business units as well as the Human Resources and Information Technology departments. Prior to his current position, he has held the positions of Vice President, Treasurer, Director of Accounting and Rates, and Controller of the Company. In addition to his tenure with Chesapeake, Mr. McMasters also served as Director of Operations Planning for Equitable Gas Company. He has twenty-seven years of experience in the utilities industry.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing; electric distribution; propane gas distribution and wholesale marketing; advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.
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For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799
bcooper@chpk.com